Frederick County Bancorp, Inc. Announces Dividend

FREDERICK, Md., Dec. 18, 2012 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank (FCB), announced today a quarterly cash dividend on its common stock of $0.05 per share. This cash dividend is payable on February 8, 2013 to shareholders of record on January 11, 2013.

"We are again pleased to reward our shareholders with another cash dividend this year," said President and CEO Martin S. Lapera. "We are intently focused on exceeding our clients' expectations – this is at the core of our vision and strategy for successful performance and ultimately delivering value to our shareholders. Frederick County Bank is currently well capitalized and has a strong balance sheet and is well positioned to generate strong loan and deposit growth during the remainder of 2012."

Frederick County Bank celebrated its eleventh anniversary on October 18, 2012 and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through five offices, four of which are in the City of Frederick and one office located in Walkersville, Maryland. Frederick County Bank maintains a solid Four Star Rating from Bankrate.com as of June 30, 2012 and the top Five Star Rating from Bauer Financial, Inc., as of September 30, 2012.

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, +1(240) 529-1507